EXHIBIT 99.1

Renavotio Signs Master Distribution Agreement with ResGreen Group International, Inc.

Includes Initial Order of Wanda SD Disinfecting Robots

Tulsa, OK – Accesswire - February 9, 2021 — Renavotio, Inc. (OTCQB: RIII) (the “Company”), a holding company focused on infrastructure opportunities including personal protective equipment, 5G, utility construction, utility management, IoT, water, and waste management technology, today announced it has entered into a Master Distribution Agreement with Resgreen Group International, Inc. (OTC: RGGI), a leading mobile robotics company. Renavotio will market and handle all of the logistical functions such as order processing, shipping, billing and collections for the Wanda SD/SA, disinfecting robot.

Renavotio focuses on three unique infrastructure opportunities, including medical protective equipment, 5G, underground utility construction, utility management, IoT, water, waste management technology, and related industries.

Parsh Patel, RGGI CEO, stated “This is a major advancement for our company as it will free up all of our focus to the future design, development and support for the Wanda SD/SA robots. We are looking for and working to refine the Wanda model, but our engineers are also working feverously on the Pull Buddy and several other models still in the design stage. We have also begun to accept purchase orders and are accepting invitations for demonstration of Wanda SD.”

Billy Robinson, Renavotio’s Chief Executive Officer, commented, “This agreement further strengthens the move into the technology of the PPE market phase of our future plans. The marketing and logistics management of our family of PPE products that we derive from RGGI should give our client base the confidence that Renavotio has the capacity to handle all related logistical needs. We are especially looking forward to introducing Wanda SD to PPE contacts we have developed over the last months of marketing efforts.”

Wanda SD destroys 99.9 percent of harmful pathogens in a 200-square-foot space in approximately 15 minutes. Because exposure to UVC light and Ozone is dangerous to humans, Wanda SD must be controlled from a separate room using a smart device to ensure safety. It is also equipped with perimeter monitoring and ultrasonic sensors that detect when someone enters an area and automatically turns off the lights.

Wanda SD uses a lithium-ion phosphate battery that provides three times the power of conventional batteries with half the weight. A new battery voltage indicator was recently added to alert customers when the vehicle needs to be charged.

For more up to date news, information and pictures please visit our website at http://resgreenint.com.

To watch video of Wanda disinfecting mobile robot in action, please visit https://youtu.be/KFqjpxI9Rgc.

1

About Resgreen Group International, Inc. (RGGI)

RGGI is a leading developer of Artificial Intelligence Robotics (AIRs), Autonomous Mobile Robots (AMRs), and Automatic Guided Vehicles (AGVs). RGGI’s highly skilled engineers have years of experience in the material handling and robotics industries, which has led to significant intellectual property for the company.

RGGI also provides consulting services including backend operational oversight, material handling assessment, work-flow analysis, and steady state yield management using artificial intelligence, technology and management systems. For more information visit http://resgreenint.com.

About Renavotio

Renavotio, Inc. (OTCQB: RIII) focuses on three unique infrastructure opportunities, including medical protective equipment, 5G, utility construction, utility management, IoT, water, waste management technology, and related industries.

The Company’s wholly owned subsidiary, Renavotio Infratech, Inc. (“RII”), includes business and acquisition strategies concentrating on medical protective equipment and infrastructure with utility construction and consulting/operational agreements with small towns or county CO-OPS that operate their own water and sewer systems, providing long-term savings, utilizing smart-utility monitoring, and dedicated engineering and service personnel. These platforms capture utility data from hand-held GPS devices or in-place sensors, with planned use of drones to identify waste contamination, leak detection, and topographic underground utility installation planning. RII’s wholly owned subsidiary, Utility Management Corp, is a holding company focused on infrastructure, 5G, utility construction, utility management, IoT, water and waste management technology, and related industries. Utility Management Corp’s subsidiary, Utility Management and Construction (UMCCO) is an engineering and smart utility management company that provides a one-stop solution to rural communities to reduce the consumption of electricity, data, natural gas, and water utilities for commercial, industrial and municipal end users. UMCCO’s unique approach creates immediate bottom-line savings for its clients, by providing engineering, planning, permitting and installation through their second wholly owned subsidiary, Cross-Bo Construction, which specializes in water, sewer, Telcom, and 5G design and installation, establishing a long-term value proposition while also achieving respective sustainability goals. www.umcco.com

For additional information on Renavotio, please click: www.renavotio.com

Forward Looking Statement

This news release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include general business, economic, competitive, regulatory, capital markets, political and social uncertainties. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. No information in this news release should be construed as any indication whatsoever of the Company’s future stock price, revenues, or results of operations. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

2

Investor Contacts:

Renavotio, Inc.

601 South Boulder Ave.

Suite 600 Tulsa, OK 74119

Email Contact: brobinson@renavotio.com

Telephone: 1-888-928-1312

Skyline Corporate Communications Group, LLC

Lisa Gray, Senior Account Manager

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: 646-893-5835

Email: lisa@skylineccg.com

ClearThink

Email Contact: nyc@clearthink.capital

Telephone: 917-658-7878

3